Exhibit 10.2

CREDIT AGREEMENT

Dated as of March 9, 2007

among

LCC INTERNATIONAL, INC.,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

and

BANK OF AMERICA, N.A.,
as the Lender
TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms.	1
1.02 Other Interpretive Provisions.	15
1.03 Accounting Terms.	16
1.04 Times of Day.	16
ARTICLE II THE COMMITMENT AND CREDIT EXTENSIONS.	16
2.01 Revolving Loans.	16
2.02 Borrowings and Conversions of Loans.	16
2.03 Prepayments.	17
2.04 Termination or Reduction of Revolving Commitment.	18
2.05 Repayment of Loans.	18
2.06 Interest.	18
2.07 Fees.	19
2.08 Computation of Interest and Fees.	19
2.09 Evidence of Debt.	19
2.10 Payments Generally.	19
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	20
3.01 Taxes.	20
3.02 Illegality.	20
3.03 Inability to Determine Rates.	21
3.04 Increased Costs.	21
3.05 Compensation for Losses.	22
3.06 Survival.	22
ARTICLE IV GUARANTY	23
4.01 The Guaranty.	23
4.02 Obligations Unconditional.	23
4.03 Reinstatement.	24
4.04 Certain Additional Waivers.	24
4.05 Remedies.	24
4.06 Rights of Contribution.	25
4.07 Guarantee of Payment; Continuing Guarantee.	25
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	25
5.01 Conditions of Initial Borrowing.	25
5.02 Conditions to all Loans.	27
ARTICLE VI REPRESENTATIONS AND WARRANTIES	28
6.01 Existence, Qualification and Power.	28
6.02 Authorization; No Contravention.	28
6.03 Governmental Authorization; Other Consents.	28
6.04 Binding Effect.	28
6.05 Financial Statements; No Material Adverse Effect.	28
6.06 Litigation.	29
6.07 No Default.	29
6.08 Ownership of Property.	30
6.09 Environmental Compliance.	30
6.10 Insurance.	31
6.11 Taxes.	31
6.12 ERISA Compliance.	31
6.13 Subsidiaries.	31
6.14 Margin Regulations; Investment Company Act.	32
6.15 Disclosure.	32
6.16 Compliance with Laws.	32
6.17 Intellectual Property; Licenses, Etc.	32
6.18 Solvency.	33
6.19 Perfection of Security Interests in the Collateral.	33
6.20 Business Locations; Taxpayer Identification Number.	33
6.21 Labor Matters.	33
ARTICLE VII AFFIRMATIVE COVENANTS	33
7.01 Financial Statements.	33
7.02 Certificates; Other Information.	34
7.03 Notices.	35
7.04 Payment of Obligations.	35
7.05 Preservation of Existence, Etc.	36
7.06 Maintenance of Properties.	36
7.07 Maintenance of Insurance.	36
7.08 Compliance with Laws.	36
7.09 Books and Records.	37
7.10 Inspection Rights.	37
7.11 Use of Proceeds.	37
7.12 Additional Subsidiaries.	37
7.13 ERISA Compliance.	37
7.14 Pledged Assets.	38
ARTICLE VIII NEGATIVE COVENANTS	39
8.01 Liens.	39
8.02 Investments.	40
8.03 Indebtedness.	41
8.04 Fundamental Changes.	41
8.05 Dispositions.	42
8.06 Restricted Payments.	42
8.07 Change in Nature of Business.	42
8.08 Transactions with Affiliates and Insiders.	42
8.09 Burdensome Agreements.	43
8.10 Use of Proceeds.	43

8.11	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity. 43

8.12 Ownership of Subsidiaries.	43
8.13 Sale Leasebacks.	43
8.14 Amendment to WFI Acquisition Documents.	44
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	44
9.01 Events of Default.	44
9.02 Remedies Upon Event of Default.	46
9.03 Application of Funds.	46
ARTICLE X MISCELLANEOUS	46
10.01 Amendments, Etc.	46
10.02 Notices; Effectiveness; Electronic Communications.	46
10.03 No Waiver; Cumulative Remedies.	47
10.04 Expenses; Indemnity; and Damage Waiver.	47
10.05 Payments Set Aside.	49
10.06 Successors and Assigns.	49
10.07 Treatment of Certain Information; Confidentiality.	9
10.08 Set-off.	50
10.09 Interest Rate Limitation.	50
10.10 Counterparts; Integration; Effectiveness.	50
10.11 Survival of Representations and Warranties.	51
10.12 Severability.	51
10.13 Governing Law; Jurisdiction; Etc.	51
10.14 Waiver of Right to Trial by Jury.	51
10.15 ARBITRATION.	51
10.16 No Advisory or Fiduciary Responsibility.	52
10.17 USA PATRIOT Act Notice.	53

SCHEDULES

6.10 Insurance
6.13 Subsidiaries
6.17 IP Rights
6.20(a) Locations of Real Property
6.20(b) Locations of Tangible Personal Property
6.20(c) Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20(d) Changes in Legal Name, State of Formation and Structure
8.01 Liens Existing on the Closing Date
8.02 Investments Existing on the Closing Date
8.03 Indebtedness Existing on the Closing Date
10.02 Certain Addresses for Notices

EXHIBITS

2.02 Form of Loan Notice
2.09(a) Form of Note
7.12 Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of March 9, 2007 among LCC INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A. (the “Lender”).

The Borrower has requested that the Lender provide a $6,500,000 revolving credit facility for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition” means, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

"Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement” means this Credit Agreement.

"Applicable Rate” means (a) with respect to any Eurodollar Rate Based Loan, 2.50% per annum, and (b) with respect to Base Rate Loans, 1.50% per annum.

"Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

"Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

"Availability Period” means, with respect to the Revolving Commitment, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitment pursuant to Section 2.04, and (c) the date of termination of the commitment of the Lender to make Loans pursuant to Section 9.02.

"Bank of America” means Bank of America, N.A. and its successors.

"Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan” means a Loan that bears interest based on the Base Rate.

"Borrower” has the meaning specified in the introductory paragraph hereto.

"Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

"Brazil Subsidiary” means LCC do Brasil, Ltda, a company formed under the laws of Brazil.

"Business” has the meaning specified in Section 6.09.

"Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Based Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

"Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) the Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including the Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

"Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty five percent (25%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty five percent (25%) or more of the combined voting power of such Voting Stock.

"Closing Date” means the date hereof.

"Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Lender are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

"Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

"Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

"Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

"Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) any Involuntary Disposition.

"Dollar” and “$” mean lawful money of the United States.

"Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

"Dormant Subsidiary” means, collectively, (a) any Subsidiary that does not conduct any business or own property with an aggregate fair market value in excess of $150,000, and (b) LCC India Private Limited.

"Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

"ERISA” means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

"ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

"Eurodollar Daily Floating Base Rate” means, for any day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such day, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to one month. If such rate is not available at such time for any reason, then the “Eurodollar Daily Floating Rate” for such day shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Eurodollar Daily Floating Rate Loan being made or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to such day.

"Eurodollar Daily Floating Rate” means, for any day for any Eurodollar Daily Floating Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (a) the Eurodollar Daily Floating Base Rate for such Eurodollar Daily Floating Rate Loan by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Daily Floating Rate Loan.

"Eurodollar Daily Floating Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Daily Floating Rate.

"Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

“Eurodollar Rate Based Loan” means any Eurodollar Rate Loan and any Eurodollar Daily Floating Rate Loan.

"Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

"Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default” has the meaning specified in Section 9.01.

"Excluded Property” means, with respect to any Loan Party, (a) any owned real property which is located outside of the United States, unless requested by the Lender, (b) unless requested by the Lender, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (e) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (f) any lease, license, contract or other agreement if the grant of a Lien in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable foreign Law (and in the event of the termination, elimination or waiver of any such prohibition, such lease, license, contract or other agreement shall no longer be Excluded Property). With respect to property subject to clauses (a), (b) and (c) above, the Lender agrees that it will not request a Lien in such property if, in the commercially reasonable judgment of the Lender, the expense of perfecting a security interest therein under applicable Law is excessive given the value of such property.

"Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable Lending Office is located and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

"Facilities” has the meaning specified in Section 6.09.

"Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

"Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Debt” has the meaning specified in Section 8.03(h).

"FRB” means the Board of Governors of the Federal Reserve System of the United States.

"GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

"Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

"Guaranty” means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV.

"Guarantors” means each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

"Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations (direct or contingent) of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

"Indemnified Taxes” means Taxes other than Excluded Taxes.

"Indemnitee” has the meaning specified in Section 10.04(b).

"Information” has the meaning specified in Section 10.07.

"Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan and any Eurodollar Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

"Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

"Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter.

"Internal Revenue Code” means the Internal Revenue Code of 1986.

"Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.

"IP Rights” has the meaning specified in Section 6.17.

"IRS” means the United States Internal Revenue Service.

"Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

"Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lender” has the meaning specified in the introductory paragraph hereto.

"Lending Office” means the office or offices of the Lender set forth on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.

"Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

"Loan Documents” means this Agreement, each Note, each Joinder Agreement and the Collateral Documents.

"Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

"Loan Parties” means, collectively, the Borrower and each Guarantor.

"Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Maturity Date” means September 15, 2007.

"Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

"Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Involuntary Disposition or Equity Issuance, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Involuntary Disposition or Equity Issuance.

"Nokia Indebtedness” means the obligations owing by the Borrower and its Subsidiaries pursuant to the Loan and Security Agreement dated as of June 30, 2006 among the Borrower, LCC Wireless Design Services, LLC and Nokia Inc.

"Note” has the meaning specified in Section 2.09(a).

"Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under any Loan Document after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and the Lender or Affiliate of the Lender and (b) all obligations under any Treasury Management Agreement between any Loan Party and the Lender or Affiliate of the Lender.

"Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

"Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

"Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

"Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

"Revolving Commitment” means the Lender’s obligation to make Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the Revolving Commitment Amount.

“Revolving Commitment Amount” means the amount of the Revolving Commitment in effect from time to time. As of the Closing Date, the amount of the Revolving Commitment is $6,500,000.

"Revolving Loan” has the meaning specified in Section 2.01(a).

"S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

"Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Lender by each of the Loan Parties.

"Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

"Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

"Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Threshold Amount” means $1,000,000.

"Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

"Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or Eurodollar Daily Floating Rate Loan.

"Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

"Upfront Fee” has the meaning specified in Section 2.09.

"United States” and “U.S.” mean the United States of America.

"Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“WFI Acquisition” means the acquisition by the Borrower of substantially all of the assets of the EMEA division of Wireless Facilities, Inc. pursuant to the WFI Acquisition Documents.

“WFI Acquisition Documents” means the Agreement dated as of March 9, 2007 between the Borrower and Wireless Facilities, Inc., and all other material documents, agreements and instruments executed and/or delivered in connection with the WFI Acquisition, in each case including all schedules and exhibits thereto and in each case as amended, modified and supplemented in a manner permitted herein.

"Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENT AND CREDIT EXTENSIONS

2.01 Revolving Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate outstanding principal amount not to exceed Revolving Commitment Amount then in effect. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans or Eurodollar Daily Floating Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of (A) any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or (B) any conversion of (x) Base Rate Loans to Eurodollar Daily Floating Rate Loans, (y) Eurodollar Rate Loans to Eurodollar Daily Floating Rate Loans or (z) Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Eurodollar Daily Floating Rate Loan or of any conversion of Eurodollar Daily Floating Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $50,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) After giving effect to all Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 7 Interest Periods in effect with respect to Revolving Loans.

2.03 Prepayments.

(a) Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) not later than on the date of prepayment of Base Rate Loans or Eurodollar Daily Floating Rate Loans; and (B) any such prepayment shall be in a principal amount of $50,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the aggregate principal amount of all Revolving Loans outstanding at any time exceeds the Revolving Commitment Amount, the Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Revolving Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 180 days of the date of such Disposition or Involuntary Disposition.

(iii) Equity Issuances. Immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.03(b) shall be applied first to Base Rate Loans, then to Eurodollar Daily Floating Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.04 Termination or Reduction of Revolving Commitment.

(a) Optional Reductions. The Borrower may, upon notice to the Lender, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment to an amount not less than the outstanding amount of Revolving Loans; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1 million or any whole multiple of $1 million in excess thereof. All fees accrued with respect thereto until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

(b) Mandatory Reductions. The Revolving Commitment Amount shall be permanently reduced in an amount equal to the amount of Net Cash Proceeds that is available to be applied to the prepayment of Revolving Loans pursuant to Section 2.03(b)(ii) and (iii) irrespective of the aggregate principal amount of all Revolving Loans outstanding at such time.

2.05 Repayment of Loans.

On the Maturity Date, the Borrower shall repay the aggregate principal amount of all Revolving Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Eurodollar Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Daily Floating Rate plus the Applicable Rate and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

On the Closing Date, the Borrower shall pay to the Lender a fee in the amount of $65,000 (the "Upfront Fee”), which fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

The Loans shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.09(a) (a “Note”). The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lending Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder and (ii) second, toward payment of principal then due hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Based Loans, or to determine or charge interest rates based upon the Eurodollar Base Rate or the Eurodollar Daily Floating Base Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Based Loans or to convert Base Rate Loans to Eurodollar Rate Based Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Based Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.0 Inability to Determine Rates.

(a) If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) If the Lender determines that for any reason in connection with any request for a Borrowing of or conversion to a Eurodollar Daily Floating Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount for a period of one month, (b) adequate and reasonable means do not exist for determining the Eurodollar Daily Floating Base Rate with respect to a proposed Eurodollar Daily Floating Rate Loan, or (c) the Eurodollar Daily Floating Base Rate with respect to a proposed Eurodollar Daily Floating Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Daily Floating Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or conversion to Eurodollar Daily Floating Rate Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

	(a)	Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Eurodollar Base Rate);

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Based Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Based Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Based Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.05 Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Eurodollar Daily Floating Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Eurodollar Daily Floating Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Lender and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Revolving Commitment has expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and the Lender, or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and the Lender or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and the Lender or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lender may exercise remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Revolving Commitment has terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Borrowing.

The obligation of the Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by the Lender.

(b) Opinions of Counsel. Receipt by the Lender of favorable opinions of legal counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

(c) Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, in form and substance satisfactory to the Lender:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Perfection of Liens. Receipt by the Lender of the following:

(i) searches of UCC filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Lender;

(ii) all certificates (if any) evidencing any certificated Pledged Equity (as defined in the Security Agreement) pledged to the Lender pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Lender in its reasonable discretion under the law of the jurisdiction of organization of such Person);

(iii) searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices; and

(iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the United States registered intellectual property of the Loan Parties.

(e) Factoring Arrangements. Receipt by the Lender of evidence satisfactory to the Lender that the Borrower has terminated all factoring arrangements to which Borrower or any Subsidiary is a party.

(f) WFI Acquisition.

(i) WFI Acquisition Documents. The Lender shall have received a copy of the WFI Acquisition Documents, in each case together with all amendments, modifications and supplements thereto and certified by the Borrower to be true and complete, all of which shall be in form and substance reasonably satisfactory to the Lender.

(ii) Consummation of WFI Acquisition. The Lender shall have received evidence satisfactory to the Lender that the WFI Acquisition shall have been consummated (or contemporaneous with the advances of the initial Revolving Loans will be consummated) substantially in accordance with the terms of the WFI Acquisition Documents and substantially in compliance with applicable Law and regulatory approvals.

(iii) Consents. All material governmental, shareholder and third party consents (including, but not limited to, Hart-Scott-Rodino clearance) and approvals necessary in connection with the WFI Acquisition and the other transactions contemplated hereby shall have been obtained (or appropriate waivers obtained); all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the WFI Acquisition or such other transactions or that could seek or threaten any of the foregoing.

(iv) Judgments; Litigation. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the WFI Acquisition in the manner contemplated by the WFI Acquisition Documents or (b) any pending or threatened action, suit, investigation or proceeding which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g) Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Lender as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance).

(h) Fees. The Borrower shall have paid the Upfront Fee to the Lender.

(i) Attorney Costs. The Borrower shall have paid all documented fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender).

5.02 Conditions to all Loans.

The obligation of the Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

6.01 Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (other than the Dormant Subsidiaries) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or equitable principals relating to equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required under GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) to the extent required under GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date, except for (i) the acquisition of Detron Corporation B.V., (ii) the sale of assets to Nokia, Inc, and (iii) the sale of the Brazil Subsidiary, each as described in filings with the SEC.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of annual financial statements delivered pursuant to Section 7.01(a), consolidating, financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

The properties of the Borrower and its Subsidiaries (other than Dormant Subsidiaries) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

The Borrower and its Subsidiaries (other than Dormant Subsidiaries) have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization and (ii) percentage of outstanding shares of each class of Equity Interests owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable. As of the Closing Date, each of LCC Middle East Holdings, Inc., LCC China Services, LLC, LCC International Consulting (Shanghai) Company LTD., LCC Asia Pacific, PTE, LTD., LCC Bright Oceans Communications Consulting Co. Ltd., and LCC India Private Limited is a Dormant Subsidiary.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18	Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19	Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are, to the extent required under the Collateral Documents, currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20 Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date (other than those locations set forth on Schedule 6.20(a)). Set forth on Schedule 6.20(c) is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available, but in any event within one hundred twenty days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the consolidating financial statements shall, in lieu of being audited, be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) promptly after the same are available, if requested by the Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a report signed by a Responsible Officer of the Borrower that supplements Schedules 6.17 to specify any IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that were not previously disclosed to the Lender in writing;

(c) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender if it requests that the Borrower deliver such paper copies and (ii) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

7.03	Notices.

	(a)	Promptly notify the Lender of the occurrence of any Default.

(b) Promptly notify the Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly notify the Lender of the occurrence of any ERISA Event.

(d) Promptly notify the Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Permitted Lien.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty events excepted.

(b) Make all necessary repairs to its material properties and equipment and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain in full force and effect insurance with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) Cause the Lender to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans (a) to finance the WFI Acquisition and (b) to finance working capital, capital expenditures and other lawful corporate purposes, provided that in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary (or after any Subsidiary that is a Dormant Subsidiary on the Closing Date no longer is a Dormant Subsidiary):

(a) notify the Lender thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other documents as the Lender shall deem appropriate for such purpose, and (ii) upon the request of the Lender in its sole discretion, deliver to the Lender such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than (x) any Dormant Subsidiary and (y) the Brazil Subsidiary (unless the contract for the sale of the Brazil Subsidiary is terminated)) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien pursuant to the terms and conditions of the Collateral Documents (provided that except to the extent necessary to attach and/or perfect the Lender’s security interest in the Equity Interests issued by any Foreign Subsidiary, no Loan Party shall be required to take the foregoing actions with respect to jurisdictions outside the United States), together with opinions of counsel reasonably requested by the Lender and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender.

(b) Other Property. (i) Cause all of its owned real and personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of real property, title insured Liens in favor of the Lender to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Lender’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(d), all in form, content and scope reasonably satisfactory to the Lender.

7.15 Maintenance of Accounts.

Each Loan Party shall, at all times following the date thirty (30) days after the Closing Date, maintain its deposit and operating accounts with Bank of America; provided, however, that Borrower shall be entitled to maintain its bank account associated with the Nokia Indebtedness arrangements so long as the amounts on deposit therein are limited to funds associated with such arrangements.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) Liens on property of Foreign Subsidiaries securing the Foreign Subsidiary Debt;

(k) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(l) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

8.02	Investments.

Make any Investments, except:

	(a)	Investments in the form of cash or Cash Equivalents;

	(b)	Investments existing as of the Closing Date and set forth in Schedule 8.02;

	(c)	Investments in Subsidiaries made prior to the Closing Date;

(d) Investments in any Person that is a Loan Party prior to or upon giving effect to such Investment;

(e) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Investments in the Brazil Subsidiary in connection with the sale of the Brazil Subsidiary, provided that the aggregate amount of such Investments shall not exceed $300,000;

(h) Guarantees permitted by Section 8.03; and

(i) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $1 million in the aggregate at any time outstanding.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

	(a)	Indebtedness under the Loan Documents;

(b) Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms of such renewal, refinancing or extension shall not be materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended);

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5 million at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) other unsecured Indebtedness in an aggregate principal amount not to exceed $1 million at any one time outstanding;

(g) the Nokia Indebtedness in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date (less any prepayments or repayments thereof after the Closing Date);

(h) Indebtedness of Foreign Subsidiaries, provided that the aggregate principal amount thereof shall not exceed 2 million Euros (the “Foreign Subsidiary Debt”); and

(i) Guarantees with respect to Indebtedness permitted under this Section 8.03, provided neither the Borrower nor any Domestic Subsidiary shall be permitted to Guarantee the Indebtedness of any Foreign Subsidiary.

8.04 Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, and (c) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

8.05	Dispositions.

Make any Disposition other than:

	(a)	the Disposition of Equity Interests in the Brazil Subsidiary.

(b) any other Disposition provided that (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $1 million.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between Loan Parties, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts on the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) in the case of any Person that is not a Foreign Subsidiary, pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) in the case of any Person that is not a Foreign Subsidiary, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) non-assignability provisions in contracts entered into in the ordinary course of business, and (6) restrictions on the pledge of interests in any joint venture contained in the applicable joint venture agreement or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10 Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner adverse to the Lender.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Lender, in the case of any Loan Party, change its name, state of formation or form of organization.

8.12 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.13 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction involving property with a fair market value, individually or in the aggregate, in excess of $1 million.

8.14 Amendment to WFI Acquisition Documents.

Amend or modify any of the terms of any WFI Acquisition Documents if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary or to the Lender.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05 (solely with respect to the legal existence of the Borrower), 7.10 or 7.11, or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of any Responsible Officer of the Borrower obtaining knowledge thereof or the Lender providing notice thereof to Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment of the Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in the order determined by the Lender in its sole discretion.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Loan Parties, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower or any other Loan Party or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender (and any agent thereof) and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor that includes appropriate documentation of such expenses.

(e) Survival. The agreements in this Section shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the Lender or an Approved Fund. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.07 Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Set-off.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.14 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to this or any other Loan Document (collectively a "Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement or any other Loan Document.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER	LCC INTERNATIONAL, INC., a Delaware corporation

By: /s/ Louis Salamone Jr.

Name: Louis Salamone Jr. Title: Executive Vice President and Chief Financial Officer

GUARANTORS:	LCC DESIGN SERVICES, L.L.C., a Delaware limited liability company

By: /s/ Louis Salamone Jr.

Name: Louis Salamone Jr. Title: Executive Vice President and Chief Financial Officer

LCC WIRELESS SERVICES, INC., a Delaware corporation

By: /s/ Louis Salamone Jr.

Name: Louis Salamone Jr. Title: Executive Vice President and Chief Financial Officer

LCC WIRELESS DESIGN SERVICES, L.L.C., a Delaware limited liability company

By: /s/ Louis Salamone Jr.

Name: Louis Salamone Jr. Title: Senior Vice President and Chief Financial Officer

LENDER:	BANK OF AMERICA, N.A.,

By: /s/ Jessica Tencza

Name: Jessica Tencza Title: Vice President